                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BANK OF BOSTON CORPORATION
                (Name of Registrant as Specified In Its Charter)

                     --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
- --------------------------------------------------------------------------------

BANK OF BOSTON CORPORATION                                               [LOGO]
100 FEDERAL STREET - BOSTON - MASSACHUSETTS 02110

                                                                  March 20, 1995

To our Common Stockholders:

    We are pleased to invite you to attend the Annual Meeting of Stockholders of Bank of Boston Corporation, which will be held on Thursday, April 27, 1995, at 10:30 a.m. in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

    If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

    Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.

                                          Cordially,

            [facsimile signature]                      [facsimile signature]

             CHARLES K. GIFFORD                            IRA STEPANIAN
                President and                          Chairman of the Board
           Chief Operating Officer                       of Directors and
                                                      Chief Executive Officer

                                    [LOGO]

                           BANK OF BOSTON CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1995

To Common Stockholders of
  BANK OF BOSTON CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bank of Boston Corporation will be held in the Auditorium on the ground floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts, on Thursday, April 27, 1995, at 10:30 a.m. (the "Meeting"), for the following purposes, all as set forth in the attached Proxy Statement:

        (1) To elect five Directors with terms expiring at the 1998 Annual Meeting of Stockholders;

        (2) To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Corporation's independent auditors for 1995;

        (3) To approve amendments to the Bank of Boston Corporation Director Stock Award Plan;

        (4) To consider and act upon two Stockholder proposals described in the accompanying Proxy Statement, if such proposals are presented to the Meeting; and

        (5) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 8, 1995 as the record date for the Meeting.

    It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                            By Order of the Board of Directors,

                                              [facsimile signature]

                                                 GARY A. SPIESS
                                                      Clerk
Boston, Massachusetts
March 20, 1995

BANK OF BOSTON CORPORATION                                               [LOGO]
100 FEDERAL STREET - BOSTON - MASSACHUSETTS 02110

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1995

    This Proxy Statement, with the accompanying proxy card, is being mailed to Stockholders on March 20, 1995 and is furnished in connection with the solicitation of proxies by the Board of Directors of Bank of Boston Corporation (the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 27, 1995 (and any adjournment thereof) (the "Meeting").

                               VOTING INFORMATION

    Only holders of Common Stock, par value $2.25 per share, whose names appeared of record at the close of business on March 8, 1995 will be entitled to vote at the Meeting. On that date, 107,692,963 shares of Common Stock were issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

    If you sign, date and return the enclosed proxy in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked in the spaces provided for such purpose. If no instructions are specified, your shares will be voted FOR the matters numbered
(1), (2) and (3) on the proxy card and AGAINST each of the two Stockholder proposals.

    You may revoke your proxy at any time before it is exercised by returning to the Corporation another properly signed proxy representing such shares and bearing a later date or by otherwise delivering a written revocation to Gary A. Spiess, Clerk of the Corporation. Mr. Spiess' mailing address is Bank of Boston Corporation, P.O. Box 1864, MA BOS 01-24-07, Boston, Massachusetts 02105. A Stockholder attending the Meeting may vote in person even though he or she may have previously filed a proxy.

    The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. The election of nominees for Director will be decided by plurality vote. The affirmative votes of the holders of at least a majority of the shares of the Common Stock represented and entitled to be voted at the Meeting are required to approve all other matters listed in the Notice of the Meeting.

    Under Massachusetts law and the Corporation's By-Laws, abstentions and broker non-votes will be treated as shares present or represented at the Meeting for quorum purposes. On each proposal considered at the Meeting, abstentions will have the effect of negative votes, while broker non-votes will be disregarded (i.e., they will not be considered shares entitled to be voted on the proposal).

                             ELECTION OF DIRECTORS

                                 (PROXY ITEM 1)

    Five Director nominees are standing for election at the Meeting for terms of office that will expire at the 1998 Annual Meeting of Stockholders. All of the nominees were elected at the 1992 Annual Meeting of Stockholders, except Mr. Connell who was elected effective February, 1993 and Mr. May who was elected effective July, 1994.

    Each Director will continue in office until the Director's term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

    Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board of Directors may reduce the number of Directors.

    Biographical information is set forth below with respect to the Director nominees and the Directors whose terms of office expire in 1996 and 1997.


                                     NOMINEES FOR ELECTION AS DIRECTORS
                           TERMS EXPIRE AT THE 1998 ANNUAL STOCKHOLDERS' MEETING

WILLIAM F. CONNELL                    Chairman and Chief Executive Officer of Connell Limited Partnership (a
  Age 56                              company primarily engaged in metals recycling and the manufacture of
  Director since 1993                 industrial products). Chairman and Chief Executive Officer of Connell
                                      Limited Partnership since 1987; Director of the The First National
                                      Bank of Boston (the "Bank") since 1993; Director of Boston Edison
                                      Company, Arthur D. Little, Inc., Harcourt General, Inc. and North
                                      American Mortgage Company.

THOMAS J. MAY                         Chairman and Chief Executive Officer of Boston Edison Company.
  Age 47                              Executive Vice President of Boston Edison Company from 1990 to 1993,
  Director since July, 1994           President and Chief Operating Officer from 1993 to July, 1994 and
                                      Chairman and Chief Executive Officer since July, 1994; Director of the
                                      Bank since July, 1994; Director of New England Mutual Life Insurance
                                      Company.

DONALD F. MCHENRY                     University Research Professor of Diplomacy and International
  Age 58                              Relations, Georgetown University, Washington, D.C. University Research
  Director since 1981                 Professor at Georgetown University since 1981 and President of The IRC
                                      Group since 1983; Director of the Bank since 1981; Director of
                                      American Telephone & Telegraph Company, Coca-Cola Company,
                                      International Paper Company and SmithKline Beecham, PLC.

THOMAS B. WHEELER                     President and Chief Executive Officer of Massachusetts Mutual Life
  Age 58                              Insurance Company. President of Massachusetts Mutual Life Insurance
  Director since 1989                 Company since 1987 and Chief Executive Officer since 1988; Director of the Bank since 1989; Director of Massachusetts Mutual Life Insurance
                                      Company and Textron, Inc.

ALFRED M. ZEIEN                       Chairman of the Board and Chief Executive Officer of The Gillette
  Age 65                              Company (manufacturer of consumer products). Elected Vice Chairman of
  Director since 1992                 the Board of The Gillette Company in 1981 and President and Chief
                                      Operating Officer and Chairman of the Board and Chief Executive
                                      Officer in 1991; Director of the Bank since 1992; Director of Polaroid
                                      Corporation, Raytheon Company, Repligen Corporation and Massachusetts
                                      Mutual Life Insurance Company.


                                       DIRECTORS CONTINUING IN OFFICE
                           TERMS EXPIRE AT THE 1996 ANNUAL STOCKHOLDERS' MEETING

WAYNE A. BUDD                         Senior Partner, Goodwin, Procter & Hoar (law firm). United States
  Age 53                              Attorney, District of Massachusetts, from 1989 to 1992; Associate
  Director since 1993                 Attorney General of the United States from 1992 to 1993; Senior
                                      Partner, Goodwin, Procter & Hoar, since 1993; Director of the Bank since 1993.

ALICE F. EMERSON                      Senior Fellow, The Andrew W. Mellon Foundation; President Emerita of
  Age 63                              Wheaton College, Norton, Massachusetts. President of Wheaton College
  Director since 1977                 from 1975 to 1991; Senior Fellow, The Andrew W. Mellon Foundation
                                      since 1991; Director of the Bank since 1977; Director of Eastman Kodak
                                      Company, Champion International Corporation and AES Corporation.

CHARLES K. GIFFORD                    President and Chief Operating Officer of the Corporation and of the
  Age 52                              Bank. Elected President of the Corporation and the Bank in 1989 and
  Director since 1987                 Chief Operating Officer of both in 1993; Director of the Bank since
                                      1987; Director of Massachusetts Mutual Life Insurance Company and
                                      Boston Edison Company.

PAUL C. O'BRIEN                       President of The O'Brien Group, Inc. (a firm engaged in providing
  Age 55                              consulting services to companies in the areas of community relations
  Director since 1988                 and external affairs). President and Chief Executive Officer of New
                                      England Telephone and Telegraph Company from 1988 to 1993 and Chairman of the Board from 1993 to December, 1994; President of The O'Brien
                                      Group, Inc. since January, 1995; Director of the Bank since 1988;
                                      Director of Cambridge NeuroScience, Inc., First Pacific Networks Inc.
                                      and Shiva Corporation.

JOHN W. ROWE                          President and Chief Executive Officer of New England Electric System.
  Age 49                              President and Chief Executive Officer of New England Electric System
  Director since 1989                 since 1989; Director of the Bank since 1989; Director of New England
                                      Electric System and UNUM Corporation.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 1997 ANNUAL STOCKHOLDERS' MEETING

GARY L. COUNTRYMAN                    Chairman and Chief Executive Officer of Liberty Mutual Insurance
  Age 55                              Company. President of Liberty Mutual Insurance Company from 1981 to
  Director since 1982                 1992, Chief Executive Officer since 1987 and Chairman since 1991;
                                      Director of the Bank since 1982; Director of Boston Edison Company,
                                      The Neiman-Marcus Group, Inc. and Alliance of American Insurers.

J. DONALD MONAN, S.J.                 President of Boston College, Chestnut Hill, Massachusetts. President
  Age 70                              of Boston College since 1972; Director of the Bank since 1976.
  Director since 1976

RICHARD A. SMITH                      Chairman of the Board of Harcourt General, Inc. (a diversified company
  Age 70                              engaged in international and domestic publishing, insurance and
  Director since 1973                 executive outplacement) and The Neiman-Marcus Group, Inc. (retail specialty stores); Chairman, President and Chief Executive Officer of
                                      GC Companies Inc. (exhibition of motion pictures). Chairman and Chief
                                      Executive Officer of Harcourt General, Inc. from 1985 to 1991 and
                                      Chairman of the Board since 1991; Chairman and Chief Executive Officer of The Neiman-Marcus Group, Inc. from 1987 to 1991 and Chairman of the
                                      Board since 1991; Chairman, President and Chief Executive Officer of
                                      GC Companies Inc. since 1993; Director of the Bank since 1973;
                                      Director of Liberty Mutual Insurance Company and Liberty Mutual Fire
                                      Insurance Company.

IRA STEPANIAN                         Chairman of the Board of Directors and Chief Executive Officer of the
  Age 58                              Corporation and of the Bank. Chairman of the Board of Directors and
  Director since 1981                 Chief Executive Officer of the Corporation and the Bank since 1989;
                                      Director of the Bank since 1981; Director of Liberty Mutual Insurance
                                      Company, Liberty Mutual Fire Insurance Company and New England
                                      Telephone and Telegraph Company.

WILLIAM C. VAN FAASEN                 President and Chief Executive Officer of Blue Cross and Blue Shield of
  Age 46                              Massachusetts, Inc. (non-profit health services company). Senior Vice
  Director since January, 1994        President of Operational Services of Blue Cross and Blue Shield of
                                      Michigan, Inc. from 1985 to 1990; Executive Vice President and Chief
                                      Operating Officer of Blue Cross and Blue Shield of Massachusetts, Inc.
                                      from 1990 to 1992 and President and Chief Executive Officer since
                                      1992; Director of the Bank since January, 1994.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth the beneficial ownership of the Corporation's
Common Stock by each current Director, by each Executive Officer whose name appears in the "Summary Compensation" table below and by all current Directors and Executive Officers of the Corporation as a group, as of February 24, 1995.
As of that date, current Directors and Executive Officers, in the aggregate, beneficially owned 2.62% of the Corporation's issued and outstanding Common
Stock. In addition to its Common Stock, the Corporation also has outstanding five series of nonvoting Preferred Stock. As of February 24, 1995, no current
Director or Executive Officer of the Corporation was the beneficial owner of any shares of the Corporation's Preferred Stock.

                                                       SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                         ------------------------------------------------------------------------
                                            SOLE          SHARED       SOLE VOTING                      TOTAL
                                         VOTING AND     VOTING AND       BUT NO                         SHARES
         NAME OF INDIVIDUAL OR           INVESTMENT     INVESTMENT     INVESTMENT      RIGHT TO      BENEFICIALLY
           IDENTITY OF GROUP               POWER          POWER         POWER(2)        ACQUIRE         OWNED
         ---------------------           ----------     ----------     -----------     ---------     ------------
Wayne A. Budd...........................       845           200(3)                                        1,045
William F. Connell......................    25,845                                         8,540(4)       34,385
Gary L. Countryman......................     1,862                                                         1,862
Alice F. Emerson........................     2,285                                                         2,285
Charles K. Gifford......................    32,009(5)        414(3)       57,826         307,436(6)      397,685
Peter J. Manning........................     3,245(7)      4,832(3)       19,668          73,875(6)      101,620
Thomas J. May...........................       493                                                           493
Donald F. McHenry.......................     3,923                                                         3,923
J. Donald Monan.........................       815                                                           815
Paul C. O'Brien.........................     3,357                                                         3,357
Edward A. O'Neal........................                                  35,000         113,500(6)      148,500
John W. Rowe............................     1,078                                                         1,078
William J. Shea.........................     2,000(8)                     27,000          75,250(6)      104,250
Richard A. Smith........................     3,065                                                         3,065
Ira Stepanian...........................   162,173(9)     10,000(3)       81,334         464,722(6)      718,229
William C. Van Faasen...................       604                                                           604
Thomas B. Wheeler.......................     1,628                                                         1,628
Alfred M. Zeien.........................     1,315                                                         1,315
Directors and Executive Officers as a
  group.................................   317,930(10)    15,446         514,008       2,020,741       2,868,125

- ---------------
 (1) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Individuals may disclaim beneficial ownership for other purposes. The number of shares of Common Stock beneficially owned by each Director or named Executive Officer does not equal or exceed 1% of the outstanding shares of Common Stock.

 (2) Represents shares which are subject to forfeiture and/or transfer restrictions under the terms of the Corporation's 1991 Long-Term Stock Incentive Plan (the "Stock Incentive Plan").

 (3) The individual shares investment and voting power with his spouse or another relative as to these shares.

 (4) Represents shares which Mr. Connell has a right to acquire upon conversion of the Corporation's 7 3/4% Convertible Subordinated Debentures Due 2011 ("Debentures"). The Debentures have been called for redemption. Holders of Debentures have the option, on or before the redemption date of March 27, 1995, of redeeming their Debentures or converting them into shares of Common Stock.

 (5) Includes 543 shares held by Mr. Gifford as custodian for his children.

 (6) Represents shares which the individual has a right to acquire on or before April 25, 1995 through the exercise of stock options granted under the Corporation's 1982 or 1986 Stock Option Plans or the Stock Incentive Plan.

 (7) Represents shares held for Mr. Manning's benefit by the Bank as Trustee under the Thrift Plan.

 (8) Represents shares held by Mr. Shea's spouse.

 (9) Includes 22,500 shares held by Mr. Stepanian's spouse.

(10) Includes 36,121 shares held for the benefit of 17 Executive Officers by the Bank as Trustee under the Thrift Plan.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below sets forth, to the knowledge of the Corporation, the only beneficial owners of more than five percent (5%) of the Corporation's Common
Stock as of December 31, 1994:

                                                                               PERCENTAGE
                                                                                   OF
                                                   SHARES OF COMMON STOCK     COMMON STOCK
                                                     OWNED AND TYPE OF        BENEFICIALLY
      NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP         OWNED
      ------------------------------------         ----------------------     ------------
FMR Corp.........................................         7,562,405(1)            7.03%
82 Devonshire Street
Boston, Massachusetts 02109
Mellon Bank Corporation..........................         5,978,431(2)            5.58
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

- ---------------
(1) Information based upon the Schedule 13G, dated February 13, 1995, filed by FMR Corp. ("FMR") with the Securities and Exchange Commission (the "SEC"). According to the Schedule 13G, FMR and its Chairman, Edward C. Johnson 3d, each has sole investment power as to all of the above shares and FMR has sole voting power with respect to 380,060 of such shares. Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR, beneficially owns 6,851,646 of the above shares as a result of acting as investment advisor to several registered investment companies. The shares beneficially owned by Fidelity include 301,199 shares which may be acquired upon conversion of Debentures. Fidelity Management Trust Company ("FMTC"), a subsidiary of FMR, beneficially owns 710,760 of the above shares as a result of serving as investment manager of several institutional accounts. The shares beneficially owned by FMTC include 57,644 shares which may be acquired upon conversion of Debentures.

(2) Information based on the Schedule 13G, dated February 14, 1995, filed by Mellon Bank Corporation ("Mellon") with the SEC. All of the above shares are reported to be beneficially owned by Mellon or its subsidiaries in their various fiduciary capacities. According to the Schedule 13G, Mellon has sole investment power as to 4,790,550 of such shares, shared investment power as to 1,187,881 of such shares, sole voting power as to 4,530,231 of such shares and shared voting power as to 5,000 of such shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's Executive Officers and Directors, and any persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of securities with the SEC and the New York Stock Exchange. Executive Officers, Directors, and greater than 10% stockholders (of which, to the Corporation's knowledge, there currently are none) are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, the Corporation believes that all Section 16(a) filing requirements applicable to its Executive Officers and Directors were complied with during 1994.

1994 MEETINGS AND STANDARD FEE ARRANGEMENTS OF THE BOARD OF DIRECTORS AND COMMITTEES

    1994 Meetings -- During 1994, the Board of Directors of the Corporation held 13 meetings. The Board has an Audit Committee, a Community Investment Committee and a Compensation and Nominating Committee, the members of which are appointed each year following the Annual Meeting of Stockholders. The Board also has an Executive Committee, the composition of which changes quarterly and which meets monthly. Each member of the Executive, Audit and Community Investment Committees of the Corporation is also a member of the corresponding committee of the Bank, and each member of the Compensation and Nominating Committee of the Corporation, when it is considering compensation matters, is also a member of the Compensation Committee of the Bank. No member of the Audit

Committee is an employee of the Corporation or its subsidiaries. When the Compensation and Nominating Committee considers compensation matters, none of its members is an employee of the Corporation or its subsidiaries, and when it acts as a nominating committee, its members include the Chairman of the Board of Directors and Chief Executive Officer and the President and Chief Operating Officer of the Corporation. In addition to the Bank committees noted above, the Board of Directors of the Bank has a Trust Committee, the members of which are appointed each year following the Bank's Annual Meeting of Stockholders.

    The Executive Committee of the Corporation, during the interval between Board meetings, may exercise all of the authority of the Board of Directors of the Corporation, except those powers that are expressly reserved to the Board under law or the Corporation's By-Laws. The members of the Executive Committee are also members of the Executive Committee of the Bank and customarily hold joint meetings of both committees.

    The Executive Committee of the Corporation held 12 meetings in 1994. As of March 20, 1995, its members were Messrs. Connell, Countryman, Gifford, May, O'Brien, Smith, Stepanian and Zeien.

    The functions of the Audit Committee include recommending the appointment of the Corporation's independent accountants, overseeing the duties of the Corporation's General Auditor and his or her staff and initiating and supervising examinations of the financial statements or activities of the Corporation. The committee also reviews the reports by bank regulatory authorities of their examinations of the Corporation and its subsidiaries and the reports of the General Auditor regarding his or her program of continuous financial or operational audits of the Corporation and its subsidiaries. In addition, the committee is responsible for reviewing matters associated with internal control and the management of risk. The members of the Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both committees. The Bank's committee is also responsible for the annual trust audit of the fiduciary activities of the Bank.

    The Audit Committee of the Corporation held three meetings in 1994 (the committee normally will hold four meetings a year, but was in the process of adjusting its meeting schedule during 1994). As of March 20, 1995, its members were Messrs. McHenry (Chairman), Budd, Van Faasen, Wheeler and Zeien.

    The responsibilities of the Compensation and Nominating Committee of the Corporation include (i) approving salaries of top executives of several of the Corporation's subsidiaries, (ii) discharging duties under various benefit and incentive compensation plans for employees of subsidiaries and under deferred compensation arrangements with Directors and (iii) recommending to the Board of Directors candidates for appointment or election as Directors. The Bank's Compensation Committee has similar compensation responsibilities, including approving or recommending to its Board of Directors for approval salaries of certain senior executives of the Bank.

    In 1994, the Compensation and Nominating Committee held six meetings in its capacity as a compensation committee and one meeting in its capacity as a nominating committee. As of March 20, 1995, its members were Messrs. Countryman (Chairman), Connell and Rowe and Fr. Monan and, when the committee acts in its capacity as a nominating committee, its members include Messrs. Gifford and Stepanian.

    The Compensation and Nominating Committee will consider candidates for appointment or election as Directors proposed by the Chairman of the Board of Directors and Chief Executive Officer or the President and Chief Operating Officer, by any other officer of the Corporation, or by any Director or Stockholder. In addition, Stockholders who wish to directly nominate candidates for the Board of Directors must provide the Corporation with a timely written notice containing information about the candidate and the Stockholder making the nomination as required by the Corporation's By-Laws. Any such Stockholder should consult the By-Laws for the timing and other requirements of this notice. Stockholders seeking to propose candidates to the Compensation and Nominating Committee or to nominate candidates directly should submit such proposals or the required notices in writing to the Clerk of the Corporation, at the address set forth above under "VOTING INFORMATION."

    The Community Investment Committee of the Corporation reviews and oversees the policies of the Corporation's subsidiary banks relating to their responsibilities under the Community Reinvestment Act of 1977 and any similar federal or state laws or regulations. The members of the Community Investment Committee are also members of the Community Investment Committee of the Bank and customarily hold joint meetings of both committees.

    The Community Investment Committee of the Corporation held four meetings in 1994. As of March 20, 1995, its members were Messrs. Wheeler (Chairman), Budd, O'Brien, Rowe and Van Faasen.

    The functions of the Trust Committee of the Bank include reviewing and approving all general policies pertaining to the exercise of fiduciary powers by the Bank and overseeing the exercise of the Bank's fiduciary powers and policies.

    The Bank's Trust Committee held four meetings in 1994. As of March 20, 1995, its members included certain officers of the Bank and the following Directors:
Ms. Emerson (Chair), Messrs. McHenry and Zeien and Fr. Monan.

    In 1994, each Director attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and the committees of the Corporation's Board on which he or she served, except Mr. Smith.

    Fee Arrangements -- Fees are paid only to Directors who are not officers of the Corporation or the Bank. An annual cash retainer of $15,000 is paid to each Director of the Corporation, along with a fee of $1,200 for attendance at each meeting of the Board and $1,000 for attendance at each Board committee meeting. The Chairmen of the Corporation's Audit, Compensation and Nominating and Community Investment Committees and the Bank's Trust Committee receive annual retainers of $8,000, $5,000 $3,000 and $3,000, respectively. All annual retainers are prorated if a position is held for less than a year. The Directors do not receive additional fees or retainers for service on the Bank's Board of Directors or on the Bank's Audit, Compensation, Executive or Community Investment Committees (except that an additional attendance fee will be paid when a Bank Board or committee meeting is not held on the same day as the comparable Corporation Board or committee meeting).

    Non-employee Directors of the Corporation and the Bank may defer receipt of their cash fees and retainers. Deferred amounts are generally paid to the Director when the Director's term expires or to the Director's beneficiary in the event of death. At the election of the Director, deferred accounts periodically are adjusted to reflect changes in the performance of the Corporation's Common Stock, are credited with interest at the Bank's IRA Money Market Rate or, subject to certain restrictions, are credited at a rate of interest equal to 130% of an average of certain ten-year U.S. Treasury Note rates. The Corporation and the Bank have established trusts for the payment of deferred Director fees (and for payment of the Director retirement benefits described below), which will be funded at the discretion of the Board of Directors or under circumstances constituting a change of control of the Corporation.

    Under the Corporation's Director Stock Award Plan, each non-employee Director receives semi-annually an award of Common Stock having an aggregate fair market value of $5,000 for services rendered during the prior six-month period. Awards are prorated in the case of any Director who was not a Director for all of the preceding award period.

    On December 22, 1994, the Board of Directors adopted amendments to the Director Stock Award Plan, subject to stockholder approval, to increase the semi-annual stock award payable to each non-employee Director to a number of shares having a fair market value equal to 50% of the annual cash retainer in effect at the beginning of the preceding award period, exclusive of meeting fees and committee retainers. These amendments, which would be effective beginning with stock awards payable on July 1, 1995, are being submitted to Stockholders for approval under Proxy Item 3.

    Effective January 1, 1995, the Board of Directors also amended the Director Stock Award Plan to allow each non-employee Director to elect annually to defer receipt of his or her stock awards for the following calendar year. The number of shares so deferred, together with dividend equivalents, will be credited to a share deferral account established for the Director.

    Each non-employee Director of the Corporation qualifies for a retirement benefit from the Corporation after serving continuously for 60 months as a Director of the Corporation or the Bank, unless he or she resigns in order to serve on the board of an institution not affiliated with the Corporation. The annual retirement benefit equals the annual Director cash retainer in effect at the Director's retirement or earlier death. The payments continue for a period equal to the length of the individual's service as a Director, and certain survivor benefits are provided. Upon a change of control of the Corporation, each non-employee Director will be fully vested in his or her retirement benefit.

COMPENSATION OF EXECUTIVE OFFICERS

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

    The Compensation and Nominating Committee (the "Compensation Committee") has prepared the following report for inclusion in this Proxy Statement.

Compensation Philosophy

    This report reflects the Corporation's compensation philosophy as endorsed by the Board of Directors and the Compensation Committee and resulting actions taken by the Corporation and the Bank for 1994, as shown in the various tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Corporation and its affiliates. With regard to compensation actions affecting Messrs. Stepanian or Gifford, all of the non-employee members of the Board of Directors act as the approving body with respect to the recommendations of the Compensation Committee.

    Essentially, the Corporation has designed its executive compensation program to:

    -- Support a pay for performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance;

    -- Motivate key executives to achieve strategic business initiatives and reward them for their achievement;

    -- Provide compensation opportunities which are comparable to those offered by the Comparator Banks Group (as defined below), thus allowing the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success; and

    -- Align the interests of executives with the long-term interests of Stockholders through award opportunities that can result in the ownership of Common Stock.

    As an executive's level of responsibility increases, a greater portion of potential total compensation is based on stock- and cash-based performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year.

    At present, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock and benefits typically offered to executives by the Comparator Banks Group. These key elements are designed to provide a competitive, well-balanced total compensation program which is supportive of the Corporation's strategies.

    Each year, the Corporation participates in several compensation studies to determine the competitiveness of its executive compensation program. The comparator group used for this compensation analysis covers a cross-section of large regional and money center banks ("the Comparator Banks Group"), including those with a significant international presence. This group provides a relevant competitive frame of reference covering the Corporation's three strategic businesses: Personal, Corporate and Global Banking. Specific banks were selected on the basis of loan volume, international presence, business diversity and complexity, competitive similarity, corporate strategy and asset size.

    The banks within the Comparator Banks Group are included in the Keefe, Bruyette & Woods 50 Bank Index ("KBW 50") used in the Five-Year Stockholder Return comparison which is found at the end of the discussion of compensation of Executive Officers. The Compensation Committee believes that, while the KBW 50 provides a broader measure of investment performance in the banking industry, the Comparator Banks Group used for compensation analysis represents the Corporation's most direct competitors for executive talent.

    The value of the total compensation program for achieving targeted performance will be positioned within a range around the median of total compensation provided by the Comparator Banks Group. The mix of elements is designed to approximate the profile of the Comparator Banks Group for target performance. Merit salary increases, annual bonuses and long-term incentives are the variable pay elements used to differentiate performance above or below expectations.

Base Salary

    The purpose of base salary is to attract and retain key executives who are critical to the Corporation's long-term success by providing a basic level of income that recognizes the market value of the position as well as the individual's performance and experience. Average salaries are targeted to be in a range around the median of the Comparator Banks Group. Individual salary adjustments are determined by considering the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the Comparator Banks Group and the Corporation's overall salary budget for the year. While no specific weighting is determined, all of these factors are important, with judgment exercised by the Compensation Committee in determining individual salary adjustments. In setting salaries for 1994, the Compensation Committee reviewed Comparator Banks Group data for 1993. According to this data, salaries for 1994 were within the range targeted by the Compensation Committee.

Annual Discretionary Bonus

    Bonuses are awarded under the Corporation's Performance Recognition Opportunity Plan (the "Performance Plan"). The purpose of the Performance Plan is to reward and motivate executives for the achievement of strategic business initiatives in a given year in support of a pay for performance philosophy. This philosophy differentiates compensation based on the Compensation Committee's discretion in evaluating results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance. Target award opportunities for achieving expected performance are established for each executive position. Targets are set within a range around the median annual bonus payouts for comparable positions in the Comparator Banks Group. Actual awards may be above or below target depending on performance. Performance is measured primarily on results achieved against internal goals. The goals for 1994, which were not specifically weighted in terms of relative importance, are described below under the heading "Chief Executive Officer Compensation for 1994." The Compensation Committee may also review other internal and external criteria in determining bonus funding levels and individual awards. In setting bonus awards for 1994, the Compensation Committee reviewed Comparator Banks Group data regarding annual bonuses paid in 1994 for 1993 performance. According to this data, bonuses for 1994 were within the range targeted by the Compensation Committee.

Long-Term Stock Incentive

    Stock options and restricted stock are awarded under the Corporation's 1991 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to provide a focus on the achievement of future long-term results by aligning the interest of the executive with the interests of Stockholders through the use of stock awards. Stock options and restricted stock are also designed to help retain key executives. Both the annual stock awards to Executive Officers and the aggregate annual share usage under the plan are targeted to be within a range around the median award levels and share usage of the Comparator Banks Group.

    RESTRICTED STOCK. Prior to 1994 (and during 1994 with respect to officers who were not members of the Corporate Working Committee described below), the Compensation Committee awarded or recommended the award of shares of restricted stock having forfeiture restrictions which generally lapse over a five-year period. These shares vest in installments of one-third on each of the third, fourth, and fifth anniversaries of the grant date if the officer is then employed by an affiliate of the Corporation, subject to earlier vesting in the event of the officer's death, retirement or disability or a change of control of the Corporation.

    In 1994, the Compensation Committee awarded or recommended the award of shares of Performance Restricted Stock to the members of the Corporate Working Committee, a group of Executive Officers consisting of the named Executive Officers and other executives in charge of core businesses or corporate-wide support areas. Intended as a one-time, supplemental award, these shares will vest dependent on the Corporation's stock price performance. If the price of the Corporation's Common Stock reaches $40 per share for two consecutive trading days on or before January 26, 1998, 75% of the shares awarded will vest. The remaining 25% of the shares awarded will vest if the Corporation's stock price reaches $45 for two consecutive trading days on or before that date. Any unvested shares would vest upon a change of control of the Corporation. The size of each award was set as follows: (i) for each of the named Executive Officers (other than Mr. Manning), a number of shares having a value, if vested, approximately equal to the executive's base salary at the time of grant and (ii) for Mr. Manning and the other members of the Corporate Working Committee, a number of shares having a value, if vested, approximately equal to the average base salary of those executives at the time of grant. The Performance Restricted Stock is designed to provide members of the Corporate Working Committee with a significant incentive to promote the growth of Stockholder value and to encourage teamwork through a common goal that closely aligns their interests with the interests of Stockholders.

    STOCK OPTIONS. In setting the level of stock option grants in 1994, the Compensation Committee reviewed Comparator Banks Group data on long-term incentive grants made during 1993. According to this data, stock option grants made in 1994 were within the range targeted by the Compensation Committee.

    In granting or recommending the grant of stock options to Executive Officers in 1994, the Compensation Committee took into account the executive's level of responsibility and potential for enhancing, through stock price appreciation, the long-term interests of Stockholders, as well as the practices of the Comparator Banks Group as verified by external surveys conducted annually. The Compensation Committee did not consider the amount of stock options or restricted stock already held by Executive Officers when it determined individual stock option grants for 1994.

Chief Executive Officer Compensation for 1994

    Effective April 4, 1994, the Board of Directors increased Mr. Stepanian's annual salary from $785,000 to $830,000. This increase reflected the Board's assessment of his performance over the prior twelve-month period and recognized the continued improvement in the Corporation's earnings performance, operating ratio (the ratio of noninterest expense to total revenue), capital ratios and credit quality (which, for the Corporation, is based on a measure of the Corporation's lower quality exposures compared to capital) during this period. The Compensation Committee also considered Comparator Banks Group market base salary data provided by an independent consulting firm.

    The Compensation Committee established goals for operating income, noninterest expense, the operating ratio and credit quality at the beginning of the year to provide a basis for bonus awards to Mr. Stepanian and the other Executive Officers. While no specific weighting is determined, all goals represent important factors, with judgment exercised by the Compensation Committee in conducting a thorough assessment of the 1994 results of the Corporation. All goals were met or exceeded in 1994. The Compensation Committee also considered Comparator Banks Group bonus data provided by an independent consulting firm. Based on these factors, Mr. Stepanian was awarded a bonus of $1,500,000 for 1994 performance.

    After an extensive review of actual bonuses awarded by the Comparator Banks Group for 1993 performance, the Compensation Committee determined that the bonus paid to Mr. Stepanian in March of 1994 was substantially below the competitive practice of the Comparator Banks Group. To correct this competitive disparity, which the Compensation Committee believes was unjustified in light of the Corporation's strong performance during 1993, the Compensation Committee recommended, and the Board of Directors approved, the payment of a supplemental bonus of $300,000 to Mr. Stepanian for 1993 performance, bringing his total bonus within the targeted range for that year.

    Mr. Stepanian was also awarded 105,000 stock options and 21,000 shares of Performance Restricted Stock in 1994. These long-term stock incentive awards support the Compensation Committee's interest in linking Mr. Stepanian's compensation to the longer term performance of the Corporation and are designed to provide a strong incentive for a significant increase in Stockholder value.

Deductibility of Executive Compensation under the Internal Revenue Code

    Under the provisions of the Omnibus Budget Reconciliation Act of 1993, a publicly held corporation may not deduct in any taxable year compensation in excess of one million dollars paid to its chief executive officer or its four other most highly compensated officers. Proposed Internal Revenue Service ("IRS") regulations and transition rules of Section 162(m) of the Internal Revenue Code (the "Code") do specify certain conditions which, if satisfied, will qualify compensation for deductibility even if it exceeds one million dollars.

    The Compensation Committee has discussed these tax provisions and has conducted an assessment of their potential impact on the Corporation. Based on this review, the Compensation Committee has concluded that, in view of the applicability of the IRS' proposed transition rules to certain past and future awards under the Stock Incentive Plan, the short-term impact of these provisions on the Corporation will not be material. The Compensation Committee also has considered the impact of the proposed regulations on annual discretionary bonuses awarded under the Performance Plan. The proposed regulations provide that, in order to ensure deductibility of any bonus compensation that may bring total compensation over the million dollar limit, a "formula type" bonus approach must be used with only limited Compensation Committee discretion permitted. The Compensation Committee believes that judgment and discretion are critical to effective performance assessment as well as related bonus determinations and has therefore decided not to adopt such a rigid formula-type bonus plan at this time. The Compensation Committee will continue to monitor the impact of Section 162(m) on an ongoing basis in order to balance the benefits of favorable tax treatment for the Corporation with a need to apply prudent judgment in carrying out the Corporation's pay for performance executive compensation philosophy.

    This report was submitted by the Compensation Committee, which consists of the following non-employee Directors:

            Gary L. Countryman, Chairman            J. Donald Monan
            William F. Connell                      John W. Rowe

                 EXECUTIVE COMPENSATION TABLES AND INFORMATION

    The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by SEC requirements. All the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Corporation and the price of the Common Stock. All year-end values shown in these tables for outstanding stock options and restricted stock reflect a price of $25.875 per share, which was the closing price of the Common Stock for December 30, 1994, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal.

    The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION(1)            LONG-TERM COMPENSATION
                               --------------------------------------    -----------------------
                                                                                  AWARDS
                                                                         -----------------------
                                                         OTHER ANNUAL    RESTRICTED   SECURITIES     ALL OTHER
       NAME AND                                          COMPENSATION      STOCK      UNDERLYING    COMPENSATION
  PRINCIPAL POSITION   YEAR     SALARY      BONUS(2)         (3)         AWARDS(4)    OPTIONS(#)        (5)
  ------------------   -----   --------    ----------    ------------    ---------    ----------    ------------
I. Stepanian..........  1994   $817,884    $1,500,000            --            --(6)    105,000shs.   $ 64,657
  Chairman/CEO          1993    768,846     1,100,000(7)         --      $153,000        24,000         50,265
                        1992    696,955       600,000            --       350,000        75,786(8)      43,980
C.K. Gifford..........  1994    604,807     1,000,000            --            --(6)     65,000         46,849
  President/COO         1993    550,000       550,000            --       107,100        16,800         35,801
                        1992    517,948       455,000            --       250,000        37,500         31,742
E.A. O'Neal...........  1994    418,269       500,000            --            --(6)     35,000         11,006
  Vice Chairman         1993    400,000       300,000       $128,698       76,500        12,000          6,230
                        1992    153,601(9)    400,000(9)     320,145      354,375(9)     70,000(9)       2,080
W.J. Shea.............  1994    350,576       500,000             --           --(6)     35,000          6,828
  Vice Chairman, CFO    1993    305,000(10)   400,000(10)         --      268,750(10)    35,000(10)      2,989
  and Treasurer         1992         --            --             --           --            --             --
P.J. Manning..........  1994    245,000       210,000             --           --(6)     12,500         10,368
  Executive Director    1993    245,000       140,000             --       45,900         7,200         10,165
                        1992    236,859       130,000             --       68,000        13,600          9,667

- ---------------
(1) Salary and bonus amounts include portions deferred under the Corporation's Non-Qualified Deferred Compensation Plan for Executives (the "Deferral Plan") and the Thrift Plan.

(2) Except as otherwise indicated, bonus amounts shown were awarded under the Performance Plan for performance during the year indicated.

(3) None of the named Executive Officers, except for Mr. O'Neal, received perquisites or other personal benefits in an amount sufficient to require reporting under SEC rules. The amounts shown for Mr. O'Neal include payments by the Bank of $124,698 in 1993 and $320,145 in 1992 in connection with his relocation upon being hired by the Bank.

(4) The values shown are based on the Common Stock closing price on the date of each grant, rather than the year-end closing price.

    As of December 31, 1994, each of the named Executive Officers held the following number of restricted shares having the corresponding year-end market values:

                                                                                                AS OF DECEMBER 31, 1994
                                                                                              ---------------------------
                                                                                              TOTAL NUMBER
                                                                                                   OF
                                                                                               RESTRICTED     AGGREGATE
                NAME                                                                          SHARES HELD    MARKET VALUE
                ----                                                                          ------------   ------------
           I. Stepanian.....................................................................     60,334       $1,561,142
           C.K. Gifford.....................................................................     42,200        1,091,925
           E.A. O'Neal......................................................................     28,000          724,500
           W.J. Shea........................................................................     20,000          517,500
           P.J. Manning.....................................................................     16,868          436,460

    Restricted shares awarded to the named Executive Officers prior to 1994 ("Time-Lapse Restricted Stock") vest in installments of one-third on each of the third, fourth and fifth anniversaries of the grant date if the executive is then employed by an affiliate of the Corporation, subject to earlier vesting in the event of the executive's death, retirement or disability. Restricted shares awarded to those individuals in 1994 ("Performance Restricted Stock") vest dependent on the Corporation's stock price performance. With respect to both Time Lapse and Performance Restricted Stock, half of the shares delivered on each designated anniversary date (in the case of the Time-Lapse Restricted Stock) or on each date after which the designated stock prices are reached (in the case of the Performance Restricted Stock) will remain subject to certain transferability restrictions until the earliest of ten years after the grant date, the date on which the executive attains age 55 or the date of the executive's death or disability. The Compensation Committee or the Board of Directors may remove or modify the restrictions on restricted stock at any time. In addition, the restrictions on both Time Lapse and Performance Restricted Stock would automatically lapse upon a change of control of the Corporation. Dividends are paid on Time-Lapse Restricted Stock to the same extent as they are paid on the Corporation's Common Stock generally. Dividends accrue on shares of Performance Restricted Stock, but will not be paid to the executive unless the shares vest.

 (5) Includes matching employer contributions and credits under the Thrift Plan and the Deferral Plan for the named Executive Officers as follows:
     1994 -- Mr. Stepanian, $32,715; Mr. Gifford, $24,192; Mr. O'Neal, $1,962;
     and Mr. Manning, $9,800; 1993 -- Mr. Stepanian, $30,754; Mr. Gifford, $22,000; and Mr. Manning, $9,800; and 1992 -- Mr. Stepanian, $27,878; Mr.
     Gifford, $20,718; and Mr. Manning, $9,474. Also includes interest credited on previously earned salary and bonuses deferred under the Deferral Plan or similar arrangements, to the extent such credits were made at a rate that exceeded a rate determined by SEC rules, as follows: 1994 -- Mr. Stepanian, $31,942; Mr. Gifford, $22,657; Mr. O'Neal, $9,044; Mr. Shea, $6,828; and
     Mr. Manning, $568; 1993 -- Mr. Stepanian, $19,511; Mr. Gifford, $13,801;
     Mr. O'Neal, $6,230; Mr. Shea, $2,989; and Mr. Manning, $366; and
     1992 -- Mr. Stepanian, $16,102; Mr. Gifford, $11,024; Mr. O'Neal, $2,080;
     and Mr. Manning, $193.

 (6) Awards of Performance Restricted Stock are not reported as "Restricted Stock Awards" because of their performance-based conditions on vesting. These awards are reported below in the "Long-Term Incentive Plans -- Awards in 1994" table and are included in the year-end restricted stock holdings shown above in footnote 4.

 (7) Includes a supplemental bonus of $300,000 awarded in December, 1994 for 1993 performance.

 (8) Includes a "reload" option grant of 23,286 shares. See discussion below in footnote 2 to the "Option Grants in 1994" table.

 (9) Mr. O'Neal joined the Corporation in August of 1992. Prior to joining the Corporation, Mr. O'Neal signed a written offer of employment providing for
     (i) an initial annual salary of $400,000, (ii) a minimum bonus of $200,000 under the Performance Plan for 1992, (iii) awards of 70,000 stock options and 15,000 shares of restricted stock upon the commencement of his employment and (iv) a one-time credit of $200,000 to a deferred compensation account in his name. Interest on the deferred amount will accrue at the rate set forth in the Deferral Plan. The account balance is subject to forfeiture if Mr. O'Neal's employment with the Bank terminates before he reaches age 55. In the event of such a termination, he would receive a separation payment of $100,000. Mr. O'Neal's bonus for 1992, as shown in the table, consists of the Performance Plan bonus and the deferred compensation credit described in items (ii) and (iv) above.

(10) Mr. Shea joined the Corporation in January of 1993. Prior to joining the Corporation, Mr. Shea signed a written offer of employment providing for
     (i) an initial annual salary of $325,000, (ii) a hiring bonus of $125,000,
     (iii) a minimum bonus of $125,000 under the Performance Plan for 1993 and
     (iv) awards of 35,000 stock options and 10,000 shares of restricted stock upon the commencement of his employment. Mr. Shea's bonus for 1993, as shown in the table, consists of the $125,000 hiring bonus plus a bonus of $275,000 under the Performance Plan.

                            STOCK-BASED COMPENSATION

    The following table provides details regarding stock options granted to the named Executive Officers in 1994 under the Stock Incentive Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis, or "option spreads," that would exist for the respective options granted in 1994 to the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting stock prices would be $41.54 at a 5% rate of appreciation and $66.14 at a 10% rate of appreciation.

                             OPTION GRANTS IN 1994
                                                 INDIVIDUAL GRANTS                              POTENTIAL
                               ------------------------------------------------------       REALIZABLE VALUE
                                                    % OF                                       AT ASSUMED
                                                    TOTAL                                    ANNUAL RATES OF
                                  NUMBER OF        OPTIONS                                     STOCK PRICE
                                 SECURITIES        GRANTED                                  APPRECIATION FOR
                                 UNDERLYING          TO        EXERCISE                        OPTION TERM
                               OPTIONS GRANTED    EMPLOYEES     PRICE      EXPIRATION    -----------------------
            NAME                  (#)(1)(2)        IN 1994    ($/SH.)(3)    DATE(4)         5%            10%
- -----------------------------  ---------------    ---------   ----------   ----------    ---------     ---------
I. Stepanian.................      105,000shs.      11.00%      $25.50       1/27/04     $1,684,200    $4,267,200
C.K. Gifford.................       65,000           6.81        25.50       1/27/04      1,042,600     2,641,600
E.A. O'Neal..................       35,000           3.67        25.50       1/27/04        561,400     1,422,400
W.J. Shea....................       35,000           3.67        25.50       1/27/04        561,400     1,422,400
P.J. Manning.................       12,500           1.31        25.50       1/27/04        200,500       508,000

- ---------------
(1) Fifty percent of these stock options are exercisable at the date of grant and the remaining 50% vest and become exercisable one year after the date of grant. The Compensation Committee or the Board of Directors may accelerate the exercisability of stock options, in whole or in part, at any time. In addition, the exercisability of stock options would automatically accelerate upon a change of control of the Corporation.

(2) These stock options have a replenishment provision which provides for a "reload" option grant if an optionee uses previously acquired shares of Common Stock to pay the exercise price of a stock option. The reload option granted will equal the number of whole shares tendered, and the new exercise price will be the closing price of the Common Stock on the date the underlying stock option is exercised. The new option will have the same expiration date as the original option.

(3) The exercise price of all stock options may be no less than the closing price of the Common Stock on the date of the grant.

(4) All stock options expire 10 years after the date of grant.


    The following table shows stock option exercises by the named Executive Officers during 1994, including the aggregate value realized upon exercise. This represents the net pre-tax gain in excess of the purchase price at time of purchase. In addition, this table includes the number of shares underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1994. Also reported are the values of "in-the-money" options, which reflect the positive spread between the exercise price of any such existing stock options and the year-end per share price of the Common Stock of $25.875.

      AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END 1994 OPTION VALUES

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                           OPTIONS AT YEAR-END(#)               AT YEAR-END
                           SHARES ACQUIRED    VALUE      ---------------------------    ---------------------------
NAME                         ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ----                       ---------------   --------    -----------   -------------    -----------   -------------
I. Stepanian..............      12,081       $125,565      411,378shs.     52,500shs.    $1,915,678      $19,688
C.K. Gifford..............      17,091        181,592      272,801         32,500         1,592,211       12,188
E.A. O'Neal...............         --            --         82,000         35,000           129,188       45,938
W.J. Shea.................         --            --         35,000         35,000             6,563        6,563
P.J. Manning..............         --            --         62,025          6,250           318,319        2,344

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

    The following table shows the number of shares of Performance Restricted
Stock awarded to each named Executive Officer in 1994 under the Stock Incentive
Plan, together with the performance period applicable to those awards:

                                                                                           PERFORMANCE OR
                                                                                            OTHER PERIOD
                                                                           NUMBER OF      UNTIL MATURATION
NAME                                                                       SHARES(#)         OR PAYOUT
- ----                                                                      ----------      ----------------
I. Stepanian............................................................     21,000       January 26, 1998
C.K. Gifford............................................................     15,000       January 26, 1998
E.A. O'Neal.............................................................     10,000       January 26, 1998
W.J. Shea...............................................................     10,000       January 26, 1998
P.J. Manning............................................................      5,000       January 26, 1998

    Shares of Performance Restricted Stock vest as follows: (i) if the price of the Corporation's Common Stock reaches $40 per share for two consecutive trading days on or before the designated date, 75% of the shares awarded will vest and
(ii) if the Corporation's stock price reaches $45 for two consecutive trading days on or before that date, the remaining 25% of the shares awarded will vest. The executive's death, retirement or disability will not affect his ability to receive shares of Performance Restricted Stock that subsequently vest. If the executive's employment terminates for any other reason or if the stock price performance objectives are not met during the performance period, any unvested shares (as well as accrued dividends on those shares) will be forfeited. In addition, the cessation of the executive's membership on the Corporate Working Committee (or any successor group of senior executives) may result in the forfeiture of his unvested shares.

                              RETIREMENT BENEFITS

    The following table shows the years of service and the estimated annual retirement benefits payable at the Corporation's normal retirement age of 65 to each of the named Executive Officers in the form of a single lifetime annuity based on: current salary; average bonus awarded for the past five years (or, for Messrs. O'Neal and Shea, estimated future bonuses); and an assumed future annual interest rate of 7.5% on each individual's cash balance account:

                                                                             PRIOR YEARS OF        ESTIMATED ANNUAL
                                                                            SERVICE AT AGE 65     RETIREMENT BENEFITS
                                                                           -------------------   ---------------------
I. Stepanian...............................................................          38                $ 745,618
C.K. Gifford...............................................................          41                  640,870
E.A. O'Neal................................................................          17                  159,682
W.J. Shea..................................................................          20                  161,333
P.J. Manning...............................................................          32                  188,306

    The estimates shown reflect the current cash balance formula discussed below, plus any accrued benefits (computed as a single lifetime annuity) under the prior plan formula for service through December 31, 1988. For service periods after December 31, 1988, credits are made annually to an individual's account at a rate ranging from zero to 11% of the Executive Officer's salary and bonus (as reported in the Summary Compensation Table), depending on the individual's age and years of service. The maximum credit is made for an individual with 20 to 34 years of service and no credit is made for an individual with less than one year of service or 40 or more years of service. An individual whose employment commences after age 40 receives an additional year of service for each year by which his or her age at commencement exceeds 40. In addition, interest ranging from a minimum of 5.5% to a maximum of 10% will be credited annually on an individual's beginning-of-the-year account balance. Subject to these minimum and maximum percentages, the interest credit percentage will represent the average three-month Treasury Bill rate for the calendar year plus 0.5%. These benefits are provided under a combination of the Bank's tax-qualified retirement plan and supplemental plans. The supplemental plans provide retirement income payments to cover benefits not payable under the tax-qualified plan due to limitations imposed by tax law and the exclusion of bonus awards from the basic retirement plan formula.

                          SUPPLEMENTAL DEATH BENEFITS

    The Bank is providing for Messrs. Stepanian and Gifford supplemental post-retirement death benefits of up to $1,000,000, increased for any tax liability. These benefits are integrated with the term life insurance benefit offered to all retired employees. In order to receive this full supplemental benefit, an individual must have 10 years of service and retire after age 62; the benefit is reduced to 90% if retirement occurs at age 61, and to 80% at age 60; if retirement occurs before age 60, there is no supplemental benefit.

                              SEVERANCE AGREEMENTS

    The named Executive Officers have severance agreements which provide that if termination of employment occurs within the three-year period (two-year period in the case of Mr. Manning) following a change of control of the Corporation and such termination is by the Corporation for other than "cause" or by the executives for "good reason," the executives will be entitled to receive, among other things, (i) an amount equal to three times (two times in the case of Mr. Manning) the sum of the executive's annual salary and his average annual bonus for the three preceding years, (ii) an amount equal to the cost to the Bank to provide life, disability, accident and health insurance benefits for three years (two years in the case of Mr. Manning), and (iii) service credit accruing, for three years (two years in the case of Mr. Manning), under the Bank's retirement plan, the Thrift Plan and certain supplemental plans. These severance agreements provide no benefits prior to a change in control. In the event any payments received under these agreements are subjected to the excise tax imposed under
Section 4999 of the Code, such payments will be reduced to the maximum amount that could be paid without subjecting such payments to the excise tax (unless the reduction would decrease the net after-tax payment to the executive).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Countryman, Connell, Rowe and Fr. Monan served as members of the Compensation Committee during 1994. None of these individuals had any transactions or relationships with the Corporation in 1994 requiring specific disclosure under SEC rules. For a general description of the types of transactions and relationships Directors and Executive Officers of the Corporation and their associates may have had with the Corporation and/or its affiliates during 1994, see "Indirect Interest of Directors and Executive Officers in Certain Transactions" below.

    During 1994, there were no "interlocking" or cross-board memberships that are required to be disclosed under SEC rules, except for the following: Mr. Stepanian was a director of Liberty Mutual Insurance Company (but not on Liberty Mutual's compensation committee); Mr. Countryman, the Chairman and Chief Executive Officer of Liberty Mutual, was the Chairman of the Corporation's Compensation Committee. Mr. Countryman has been the Chairman of the Compensation Committee for the past seven years. In addition, Mr. Gifford was a member of the Compensation Committee of Boston Edison Company; Mr. May, the Chairman and Chief Executive Officer of Boston Edison, was a Director of the Corporation (but not on the Corporation's Compensation Committee).

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    The following table compares the total return on the Corporation's Common Stock over the last five years to the S&P 500 and the KBW 50. The KBW 50 is comprised of 50 of the nation's largest banks, including all money-center and most major regional banks. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

               COMPARISONS OF FIVE-YEAR TOTAL STOCKHOLDER RETURNS

MEASUREMENT PERIOD                    BANK OF BOSTON
(FISCAL YEAR COVERED)                   CORPORATION        S&P 500            KBW 50
12/89                                    $100.00           $100.00            $100.00
12/90                                      37.00             97.00              72.00
12/91                                      69.00            126.00             114.00
12/92                                     153.00            136.00             145.00
12/93                                     140.00            150.00             153.00
12/94                                     163.00            152.00             145.00

INDIRECT INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS

    Some Directors and Executive Officers of the Corporation and their associates were customers of and had transactions with or involving the Bank and/or one or more of the Corporation's other subsidiaries in the ordinary course of business during 1994. Additional transactions may be expected to take place in the ordinary course of business in the future. Some of the Corporation's Directors are directors, officers, trustees or principal security holders of corporations or other organizations which were customers of, or had transactions with, the Bank and/or one or more of the Corporation's other affiliates in the ordinary course of business during 1994. In addition, Mr. Budd is a Senior Partner at Goodwin, Procter & Hoar, a law firm which the Corporation has retained from time to time in connection with various legal matters.

    The outstanding loans and commitments to, and other financial transactions with, Directors or Executive Officers of the Corporation or to or with persons or business entities affiliated with Directors or Executive Officers of the Corporation were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In addition to banking and financial transactions, the Bank and other subsidiaries of the Corporation, but not the Corporation itself, have had additional transactions with, or have used products or services of, various organizations of which Directors of the Corporation are directors or officers. The amounts involved have in no case been material in relation to the business of the Bank or other subsidiaries of the Corporation, and it is believed that they have not been material in relation to the business of such other organizations. It is expected that the Bank and other subsidiaries of the Corporation will continue to have similar transactions with, and use products or services of, such organizations in the future.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

                                 (PROXY ITEM 2)

    The firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has been selected by the Board of Directors, subject to ratification by the Stockholders, to be the Corporation's independent auditors for 1995. Coopers & Lybrand, independent certified public accountants, has served as independent auditors of the Bank and its subsidiaries since 1969, and of the Corporation since it commenced activity in 1971, and has significant experience in bank accounting and auditing. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with, the Corporation or the Bank or any of the Corporation's other subsidiaries. Representatives of Coopers & Lybrand are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

    The consolidated financial statements of the Corporation for the year ended December 31, 1994 have been audited and reported upon by Coopers & Lybrand. In connection with its independent audit function during 1994, Coopers & Lybrand also reviewed certain filings with the SEC, audited the financial statements of certain subsidiaries and affiliates and issued reports in specific areas. In addition, Coopers & Lybrand performed certain non-audit services including consultations with the Corporation and its subsidiaries regarding systems, policies, procedures, internal controls, potential acquisitions, reviews of certain tax returns, provision of income tax services to certain officers of the Corporation and expatriate employees and assistance in other operational projects. All of the professional services provided by Coopers & Lybrand during 1994 were furnished at customary rates and terms. Should the selection of Coopers & Lybrand as independent auditors of the Corporation not be ratified by the Stockholders, the Board of Directors will reconsider the matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE FIRM OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS TO EXAMINE THE CORPORATION'S FINANCIAL STATEMENTS FOR THE CURRENT FISCAL YEAR.

              APPROVAL OF AMENDMENTS TO DIRECTOR STOCK AWARD PLAN

                                 (PROXY ITEM 3)

    The Bank of Boston Corporation Director Stock Award Plan (the "Director Plan" or the "Plan") was adopted by the Board of Directors effective May 1, 1993 and approved by Stockholders at the 1993 Annual Stockholders' Meeting. On December 22, 1994, the Board of Directors approved amendments to the Director Plan (the "Plan Amendments"), subject to stockholder approval, to increase the semi-annual stock award payable to each non-employee Director from a number of shares of Common Stock having an aggregate fair market value on each Award Date (as defined below) of $5,000 to a number of shares having a value on each such date equal to 50% of the annual cash retainer in effect at the beginning of the preceding Award Period (as defined below), exclusive of meeting fees and committee retainers. The Plan Amendments, if approved by Stockholders, would be effective beginning with stock awards payable on July 1, 1995. The full text of the Director Plan, as amended, is set forth in Exhibit A to this Proxy Statement, and the following discussion is qualified in its entirety by reference to text of the Plan.

                                   BACKGROUND

    The Director Plan is designed to increase the stock ownership of non-employee Directors of the Corporation, who are not eligible to participate in the Corporation's other stock-based benefit plans, and to promote their proprietary interest in the Corporation. The Plan is also designed to attract individuals with outstanding abilities to serve as non-employee Directors of the Corporation. Approval of the Plan Amendments will enable the Corporation to continue to align the interests of Directors with those of Stockholders of the Corporation.

                   SHARES AVAILABLE FOR AWARDS UNDER THE PLAN

    The maximum number of shares of Common Stock which may be issued under the Director Plan is 100,000, subject to adjustment to reflect stock dividends, stock splits or certain other transactions affecting the Common Stock. Shares of Common Stock issued under the Plan may consist of authorized but unissued shares or treasury shares. THE PLAN AMENDMENTS, IF APPROVED BY STOCKHOLDERS, WILL NOT INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN.

                                  ELIGIBILITY

    All non-employee Directors automatically participate in the Director Plan on a non-discretionary basis. The Corporation currently has 13 non-employee Directors.

                             AWARDS UNDER THE PLAN

    If the Plan Amendments are approved by Stockholders, each person who is a non-employee Director of the Corporation on January 1 or July 1 of each year (an "Award Date") will be entitled to receive, as compensation for services rendered during the prior six-month period (the "Award Period"), a number of shares of Common Stock having an aggregate fair market value on the Award Date equal to 50% of the non-employee Director's annual cash retainer in effect at the beginning of that Award Period, exclusive of meeting fees and committee retainers. For example, if the annual cash retainer in effect at the beginning of an Award Period were $15,000 (the current retainer), the stock award for that period would have a value on the Award Date of $7,500. Any non-employee Director who serves during less than all of an Award Period will be entitled to receive a prorated award based on the number of days during the period that he or she serves as a non-employee Director. The Board of Directors retains the power to establish and change Directors' fees. The shares awarded under the Director Plan, as amended, will be in addition to, and not in lieu of, the non-employee Director's annual cash retainer, meeting fees or other compensation payable as a result of his or her service on the Board of Directors or any committee thereof.

    Had the Plan Amendments been in effect during 1994, the current non-employee
Directors as a group (excluding Mr. May, who became a Director in July, 1994) would have received the aggregate award set forth in the following table:

                           DIRECTOR STOCK AWARD PLAN
                                                                        DOLLAR      NUMBER OF
   NAME AND POSITION (1)                                                VALUE       SHARES(2)
   ---------------------                                               --------     ---------
Non-Employee Director Group.........................................   $172,500         7,246

- ---------------
(1) The table does not include any information regarding each of the five named Executive Officers, all current Executive Officers as a group or all employees who are not Executive Officers as a group, as none of these individuals or groups is eligible to participate in the Plan.

(2) Based on Common Stock closing prices of $23.00 and $24.625, respectively, on the last business days prior to January 1 and July 1, 1994. Mr. Van Faasen, who became a Director in January, 1994, would not have received an award on January 1, 1994, but would have received a full award on July 1, 1994.

                   AMENDMENT, TERMINATION AND EFFECTIVE DATE

    The Director Plan may be amended, suspended or terminated at any time by the Board of Directors, except that certain provisions of the Plan relating to awards may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. The Plan has no set termination date.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ABOVE-DESCRIBED AMENDMENTS TO THE BANK OF BOSTON CORPORATION DIRECTOR STOCK AWARD PLAN.

                             STOCKHOLDER PROPOSAL A

                                 (PROXY ITEM 4)

    Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, who holds of record 300 shares of the Corporation's Common Stock, has informed the Corporation that she intends to introduce the following proposal for action at the Meeting:

        RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the fourth Thursday of March.

The statement submitted in support of this Stockholder Proposal is as follows:

    Recently the Annual Meetings were held on a date where another major corporation met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet.

    The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable.

    During 1994 Bank of Boston met on one of the busiest annual meeting dates of the year.

    If you AGREE, please mark your proxy FOR this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

    At the 1994 Annual Meeting of Stockholders, the Stockholders overwhelmingly rejected this proposal. The Board of Directors continues to believe that adoption of the above proposal would not serve the interests of the Corporation or its Stockholders. The Corporation's By-Laws currently provide that the Annual Meeting of Stockholders is to be held on a date determined each year by the Board of Directors. The flexibility provided by the By-Laws allows the Board to take into consideration all relevant factors in setting the meeting date, including the time required to prepare the Proxy Statement and the Annual Report to Stockholders. The April Annual Meeting dates selected by the Board since 1993 have given the Corporation additional time to prepare these important communications, thereby helping to ensure that Stockholders receive high quality materials containing the most currently available information.

    The Corporation encourages all Stockholders to attend the Meeting in person if possible but recognizes that, due to the large number of Stockholders involved, any date selected may be convenient for some Stockholders and present a conflict for others. The Board of Directors believes that it is in the best interest of the Corporation and its Stockholders to retain the flexibility provided in the By-Laws and not be limited to the Annual Meeting date specified in the proposal.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

                             STOCKHOLDER PROPOSAL B

                                 (PROXY ITEM 5)

    John Jennings Crapo, Post Office Box 151, Cambridge, MA 02140-0002, who holds of record 1,034 shares of the Corporation's Common Stock, has informed the Corporation that he intends to present the following proposal for action at the
Meeting:

        Immediately prior to the approbation by the Board of Directors ("our Board") of the Bank of Boston Corporation ("our Corporation") of any merger of our Corporation or subsidiary of it with another entity, part of a subsidiary with another entity, in EACH instance our Directors are requested to present to Stockholders of our Corporation as a Shareholder Proposal the proposal to merge for shareholder ratification by stockholders of our Corporation.

        Each proposal is requested to be presented to shareholders and their proxy representatives at the stockholder meeting of our Corporation.

        In no instance it is requested shall a merger of Bank of Boston Corporation or subsidiary be effectuated without first our Corporation receiving the assent of stockholders of our Corporation.

        Each proposal it is requested shall contain a balanced presentation of the arguments in Favor and Against said merger.

        "Merger" for the purpose of this Proposal it is requested shall include Friendly Takeover, purchase of Corporation individually, by a group or another entity, Hostile Takeover or Hostile Bid, white knight overture but shall not exclude identical or similar demeanor which is described by other speech.

    The statement submitted in support of this Stockholder Proposal is as follows:

        This proposal's adoption will enable stockholders to understand better conduct of our Board, so our Corporation's Stockholders will be able to decide whether a merger is in their best interests.

        Voting in favor or Against or Abstaining Re: a merger may be done at a Special Meeting of Stockholders of Our Corporation if our Directors do not wish to wait until the Annual Meeting of Shareholders of our Corporation.

        As of this submission, June 06, 1994, contained in Certified Mail Letter Article #Z 277 497 313--at least it was Friday, June 03, 1994, the common stock was about $28 a share. Today is a Monday. Monday, June 11, 1990, the Common stock of our Corporation, closed at $14 1/2 per share. June 09, 1989 (a Friday) the common stock of our Corporation closed at $28 5/8. December 06, 1990 (a Thursday), the common stock closed at $8 1/4. Friday, January 18, 1991, the common stock of our Corporation closed at $4 1/4. The proponent has had common stock of our Corporation back into the 1980's and has been loyal to it by continuing to own the stock of our Corporation.

        The proponent believes that the information which our Directors will present to us in support of a merger will be of value to all stockholders who are loyal to our Corporation, just as the proponent has been in helping us to understand the recommendations of our Directors we approve each merger.

        Counsel to our Corporation in his October 17, 1994 letter to me, concerning this Proposal, has stated it is advisable to change the format of the Proposal to that of a Stockholder Request to comply with Securities and Exchange Commission practices. This day October 18, 1994, Proponent follows this advice that Proposal be changed to Stockholder Request status in all thought, word, and intent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

    The Board of Directors strongly believes that adoption of this proposal would not serve the best interests of the Corporation or its Stockholders. The proposal requests that the Corporation submit to the Stockholders for approval every transaction that involves the merger of the Corporation, its subsidiaries or any part of any subsidiary regardless of the transaction's size, strategic importance or effect on the Stockholders. Under current law and applicable stock exchange rules, merger or acquisition proposals are generally required to be submitted to a company's stockholders when they involve significant transactions such as the sale of the entire company or the distribution of a significant portion of a company's stock or assets. In instances where transactions are less significant, companies make merger and acquisition decisions based on the business judgment of their management and boards of directors. The Board of Directors believes that existing laws and rules adequately protect Stockholder interests.

    The Corporation has participated actively in merger and acquisition activities over the past several years and has completed a number of transactions which have increased Stockholder value. The Board of Directors believes that this proposal would significantly limit the Corporation's ability to evaluate merger and acquisition proposals in a timely manner and would place the Corporation at a significant disadvantage in competing for acquisition opportunities. The Board also believes that this proposal would provide no added benefit to the Stockholders and would be expensive, burdensome and impractical given the size of the Corporation and the complexity of its business.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 1996 Annual Meeting of Stockholders will be required to deliver the proposals to the Corporation on or prior to November 21, 1995. The Corporation's By-Laws also contain certain provisions which impose additional requirements upon the submission of Stockholder nominations for Director and other Stockholder proposals. Please forward any such proposals or the required notices to the Clerk of the Corporation, at the address set forth above under "VOTING INFORMATION."

                                 OTHER MATTERS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than those items set forth in this Proxy Statement. The enclosed proxy confers upon each person entitled to vote the shares represented thereby discretionary authority to vote such shares with respect to any other matter which may be properly presented for action at the Meeting.

                           BY-LAWS OF THE CORPORATION

    Since last year's Annual Meeting of Stockholders, there has been one amendment to the By-Laws of the Corporation by the Board of Directors. The By-Laws were amended on April 28, 1994 to revise the description of the Corporation's Audit Committee to reflect the committee's responsibilities in reviewing matters associated with internal control and the management of risk.

    A copy of the amended By-Laws of the Corporation may be obtained without charge by a Stockholder upon written request addressed to the Clerk of the Corporation at the address set forth above under "VOTING INFORMATION," and copies of the amended By-Laws will be made available at the Meeting.

                            EXPENSES OF SOLICITATION

    The Corporation will bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and form of proxy for the Meeting. Solicitation of proxies will be primarily through the use of the mails, but employees of the Bank may solicit proxies, by personal interview, by telephone or by other means of communication, without additional compensation therefor. The Corporation will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing.

                                 ANNUAL REPORT

    A copy of the Corporation's Annual Report to Stockholders for the year ended December 31, 1994, which includes financial statements, has been previously mailed to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

    A copy of the Corporation's Annual Report to the SEC on Form 10-K for the year ended December 31, 1994 will be made available at the Meeting and may be obtained without charge by any Stockholder upon written request addressed to Agnes Y. Brooks, External Affairs, The First National Bank of Boston, P.O. Box 1987, MA BOS 01-28-04, Boston, Massachusetts 02105.

                                            By Order of the Board of Directors,

                                                   [facsimile signature]

                                                       GARY A. SPIESS
                                                           Clerk
Dated:  March 20, 1995

                                                                       EXHIBIT A

                           BANK OF BOSTON CORPORATION

                           DIRECTOR STOCK AWARD PLAN
                    (AS AMENDED, EFFECTIVE JANUARY 1, 1995)

1. Purpose.

    The Bank of Boston Corporation Director Stock Award Plan (the "Plan") has been adopted to assist in attracting and retaining non-employee members of the Corporation's Board of Directors and to promote identification of their interests with those of stockholders of the Corporation.

2. Definitions.

    As used herein, the following words or terms have the meanings set forth below:

    2.1 "Affiliate" means any business entity that is directly or indirectly controlled by the Corporation or any entity in which the Corporation has a significant equity interest, as determined by the Director of Human Resources.

    2.2 "Annual Cash Retainer" means the annual cash retainer for Non-Employee Directors, exclusive of meeting fees and committee retainers.

    2.3 "Award" means the Shares awarded under the Plan.

    2.4 "Award Date" means January 1 and July 1 of each year, commencing on July 1, 1993.

    2.5 "Award Period" means a six-month period immediately preceding each Award Date; provided, however, that the initial Award Period under the Plan shall begin on May 1, 1993 and shall end on June 30, 1993.

    2.6 "Board of Directors" means the Board of Directors of the Corporation.

    2.7 "Common Stock" means the Common Stock, par value $2.25 per share, of the Corporation.

    2.8 "Corporation" means Bank of Boston Corporation, a corporation established under the laws of the Commonwealth of Massachusetts.

    2.9 "Director of Human Resources" means the Director of Human Resources of the Corporation.

    2.10 "Fair Market Value," in the case of a share of Common Stock on a particular day, means the closing price of the Common Stock for that day as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal, or if no prices are quoted for that day, for the last preceding day on which such prices of Common Stock are so quoted. In the event "New York Stock Exchange Composite Transactions" cease to be reported, the Director of Human Resources shall adopt some other appropriate method for determining Fair Market Value.

    2.11 "Full Award" means a number of Shares (rounded to the nearest whole share) having an aggregate Fair Market Value on the last business day of the immediately preceding Award Period equal to 50% of the Annual Cash Retainer in effect at the beginning of such Award Period.

    2.12 "Non-Employee Director" means as of any date a person who on such date is a director of the Corporation and is not an employee of the Corporation or any Affiliate. A director of the Corporation who is also an employee of the Corporation or any Affiliate shall become eligible to participate in the Plan upon termination of such employment.

    2.13 "Prorated Award" means a Full Award multiplied by a fraction, the numerator of which is the number of days that a person served as a Non-Employee Director during the immediately preceding Award Period and the denominator of which is the total number of days in such Award Period.

    2.14 "Shares" means shares of Common Stock.

3. Effective Date.

    The Plan shall become effective on May 1, 1993, subject to the approval of the Corporation's stockholders at the Corporation's 1993 Annual Meeting of Stockholders.

4. Administration.

    4.1 The Plan shall be administered by the Director of Human Resources. Subject to the provisions set forth herein, the Director of Human Resources shall have full authority to construe and interpret the terms of the Plan and to make all determinations and take all other actions necessary or advisable for the administration of the Plan, except that the persons entitled to receive Awards and the dates and amounts of such Awards shall be determined as provided in Article 7, and the Director of Human Resources shall have no discretion as to such matters. The Director of Human Resources may delegate to one or more officers of the Corporation or any Affiliate the authority to perform administrative functions under the Plan.

    4.2 Any determinations or actions made or taken by the Director of Human Resources pursuant to this Article shall be binding and final.

5. Shares Available for Awards.

    5.1 The maximum number of Shares that may be issued under the Plan shall be 100,000, subject to adjustment in accordance with the provisions of Section 5.2. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

    5.2 In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Corporation is the surviving corporation, the number and kind of Shares awarded thereafter in each grant under the Plan and the total number and kind of Shares that may be issued under the Plan shall be equitably adjusted by the Board of Directors, whose determination shall be binding and final.

6. Eligibility.

    Awards shall be made only to Non-Employee Directors, as provided in Article
7.

7. Awards.

    In consideration of past services rendered, on each Award Date, each person who is then a Non-Employee Director shall, automatically and without necessity of any action by the Director of Human Resources, be entitled to receive (i) a Full Award, in the case of a person who was a Non-Employee Director during all of the immediately preceding Award Period or (ii) a Prorated Award, in the case of a person who was a Non-Employee Director for less than all of such Award Period. Stock certificates representing Awards shall be delivered to Non-Employee Directors as soon as practicable following each Award Date, unless other arrangements are made with the Corporation by the Non-Employee Director. In lieu of receiving Shares following each Award Date, each Non-Employee Director may elect to defer the receipt of his or her Shares under the Plan in accordance with Section 8 below. Awards hereunder shall be in addition to, and not in lieu of, the NonEmployee Director's Annual Cash Retainer, meeting fees and other compensation payable to each Non-Employee Director as a result of his or her service on the Board of Directors or any committee thereof.

8. Deferral of Awards.

    8.1 Election of Deferral. A Non-Employee Director may elect to defer all of his or her Awards otherwise payable in or for a calendar year, subject to such conditions as the Director of Human Resources may prescribe prior to the start of such calendar year. A Non-Employee Director's election of deferral shall be in the form prescribed by the Director of Human Resources and must be filed prior to the first day of the calendar year for which the Awards are earned. Each election shall be binding with respect to the Awards for such calendar year and shall be irrevocable after January 1 of the calendar year to which it applies. A new Non-Employee Director must make an election of deferral within 30 days of the date upon which he or she first becomes a director of the Corporation. A new election of deferral must be filed for each calendar year.

    8.2 Share Deferral Account. The Corporation shall maintain a Share Deferral Account on behalf of each Non-Employee Director who files an election of deferral pursuant to Section 8.1. On each Award Date, the Corporation shall credit to such Account the number of Shares otherwise payable to the Non-Employee Director as a Full or Prorated Award, if not deferred.

    8.3 Dividend Credits. As of each date a dividend is paid on the Common Stock, the Corporation shall credit to each Non-Employee Director's Share Deferral Account the number of Shares (rounded to the nearest thousandth of a share) determined by multiplying the total number of Shares credited to such account as of the dividend record date by the per share dividend amount, and then dividing the product by the Fair Market Value of a share of Common Stock on the dividend payment date.

    8.4 Form and Timing of Distribution. Upon a Non-Employee Director's ceasing to be a director of the Corporation, credits to such Non-Employee Director's Share Deferral Account shall be distributed to him or her in whole shares of Common Stock (together with cash in lieu of a fractional share) as soon as practicable following his or her retirement or termination as a director. If a Non-Employee Director dies before receiving distribution of his or her Share Deferral Account, distribution shall be made to such Non-Employee Director's designated beneficiary or, in the absence of a designated beneficiary or if the designated beneficiary does not survive the Non-Employee Director, distribution shall be made to such Non-Employee Director's estate.

9. General Provisions.

    9.1 Non-Assignability. No right to receive an Award hereunder shall be transferable or assignable by a Plan participant other than by will or the laws of descent and distribution.

    9.2 No Right to Service. Participating in the Plan does not constitute a guarantee or contract of service as a director.

    9.3 Amendment and Termination. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that the provisions of the Plan relating to the determination of persons entitled to receive Awards pursuant to Article 7 and the dates and amounts of such Awards shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

    9.4 Registration of Shares. Nothing in the Plan shall be construed to require the Corporation to register under the Securities Act of 1933, as amended, any Shares awarded under the Plan.

    9.5 Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

          INDEX TO PROXY STATEMENT

                                     Page               [LOGO]

     Voting Information.............   1

     Election of Directors..........   2             BANK OF BOSTON

     Ratification of the Selection                    CORPORATION
       of Independent Auditors......  21

     Approval of Amendments to
       Director Stock Award Plan....  22

     Stockholders Proposal A........  24               NOTICE OF

     Stockholder Proposal B.........  24             ANNUAL MEETING

     Submission of Stockholder                      OF STOCKHOLDERS
       Proposals for
       1996 Annual Meeting..........  26                  AND

     Other Matters..................  26            PROXY STATEMENT

     By-Laws of the Corporation.....  26

     Expenses of Solicitation.......  26

     Annual Report..................  26

     10-K Report....................  27

     Exhibit A...................... A-1                Time:

                                               Thursday, April 27, 1995

                                                      10:30 A.M.



                                                       Place:

                                                600 Atlantic Avenue

                                               Boston, Massachusetts

                                                   (Auditorium of
                                         The Federal Reserve Bank of Boston)


                                      PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY

                          BANK OF BOSTON CORPORATION

P               The undersigned, revoking previous proxies relating to these
R       shares, hereby acknowledges receipt of the Notice and Proxy Statement
O       dated March 20, 1995 in connection with the Annual Meeting to be held
X       at 10:30 a.m. on April 27, 1995 in the Auditorium of The Federal
Y Reserve Bank of Boston, and hereby appoints Allen G. Barry, Helene R. Cahners-Kaplan and Frank L. Farwell, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of BANK OF BOSTON CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

                THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES NAMED, FOR ITEMS 2 AND 3, AGAINST ITEMS 4 AND 5, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                                                    SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE






        /X/ Please mark
            votes as in
            this example.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BANK OF
        BOSTON CORPORATION.
- ----------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
- ----------------------------------------------------------------------------
1.      Election of five Directors for three-year terms (or if any                ----------------------------------------------
nominee is not available for election, such substitute as the Board of            The Board of Directors recommends a
Directors may designate):                                                          vote AGAINST Proposals 4 and 5.
Nominees: Connell, May, McHenry                                                   ----------------------------------------------
          Wheeler, Zeien                               FOR  AGAINST  ABSTAIN                                FOR  AGAINST  ABSTAIN
   FOR    / /   WITHHELD / /   2. Selection of Inde-   / /    / /     / /         4. Stockholder Proposal   / /    / /     / /
   all          from all           pendent Auditors.                                  A to change Annual
nominees        nominees                                                              Meeting date.
For except vote withheld
from the following nominee(s):
/ /                            3. Approval of amend- / /     / /     / /          5. Stockholder Proposal  / /    / /     / /
    ------------------------      ments to Director                                  B regarding Stock-
                                  Stock Award Plan.                                  holder approval of
- ----------------------------------------------------------------------------         merger transactions.
                                                                                                            MARK HERE     / /
                                                                                                           FOR ADDRESS
                                                                                                            CHANGE AND
                                                                                                            NOTE CHANGE
                                                                                                              AT LEFT

                                                            Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                            Signature: ____________________________  Date: _________________

                                                            Signature: ____________________________  Date: _________________
